Exhibit 3.1(b)



                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                        CAPSTAN ENTERTAINMENT CORPORATION

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Article I of the Articles of Incorporation filed on July 7, 2000 and Effective on July 6, 2000 is hereby amended as follows:
         The name of this Florida corporation is:
         Electric Entertainment Enterprises Company

SECOND: Article V of the Articles of Incorporation filed on July 7, 2001 and Effective on July 6, 2000 is hereby amended as follows:
         ARTICLE V. CAPITAL STOCK
         ------------------------
         The Corporation shall have the authority to issue
         120,000,000 shares of common stock, par value $.001 per share.

THIRD: This amendment does not provide for an exchange, reclassification or cancellation of issued shares.

FOURTH:  The date of the amendment's adoption: February 22, 2002.

FIFTH: The amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.

Signed this 22nd day of February, 2002.

Signature: /s/ DON A. PARADISO
           ----------------------
           Don A. Paradiso, Secretary

Printed name: Don A. Paradiso Title: Secretary







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